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                                                                   Exhibit(r)(1)

                                 CODE OF ETHICS

In accordance with Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act"), this Code of Ethics ("CODE") has been adopted by the Board of Directors of:

(1)  The First Australia Fund, Inc. ("IAF");

(2)  The First Australia Prime Income Fund, Inc. ("FAX");

(3)  The First Commonwealth Fund, Inc. ("FCO");

(4)  EquitiLink Australia Limited ("EAL");

(5)  EquitiLink International Management Limited ("EIML").

The purpose of this CODE is to provide regulations and procedures consistent with the 1940 Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1.

1.   DEFINITIONS

(1) Access Person - any director, officer or any Advisory Person of a FUND, EAL or EIML.

(2) Advisory Person - includes: (a) any natural person in a control relationship (25% ownership) to a FUND, EAL or EIML who obtains information concerning recommendations made to a FUND with regard to the purchase or sale of Covered Securities by a FUND; and (b) each employee of a FUND, EAL or EIML (or of any company in a control relationship to a FUND, EAL or EIML), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a FUND or whose functions relate to the making of any recommendations with respect to the purchases or sales.

(3) Beneficial Ownership - generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934. Among other things, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

(4) Compliance Officer - person designated by the Board of Directors of EIML, EAL or a FUND to fulfill the responsibilities assigned to the Compliance Officer hereunder.

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(5)  Covered Security - any security as defined in Section 2(a)(36) of the 1940
     Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (a) direct obligations of the U.S. Government, (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of open-end registered investment companies.

(6)  EAL - EquitiLink Australia Limited, the FUNDs' investment adviser.

(7) EIML - EquitiLink International Management Limited, the FUNDs' investment manager.

(8) FUND - each of IAF, FAX, FCO, and any other trust, fund or investment company managed or advised by EIML and/or EAL listed in the Schedule to this CODE.

(9) Initial Public Offering - (a) an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, and (b) an initial public offering of any shares newly listed on the Australian Stock Exchange or (c) a similar offering of securities in another market.

(10) Investment Personnel or Investment Person- (a) any employee of a FUND, EAL OR EIML (or of any company in a control relationship to a FUND, EAL OR
     EIML) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the FUND; or (b) any natural person who controls a FUND, EAL OR EIML and who obtains information concerning recommendations made to the FUND regarding the purchase or sale of securities by the FUND.

(11) Limited Offering - a private placement of securities, including an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act.

(12) Security held or to be acquired - any Covered Security that, within the most recent 15 days (i) is or has been held by a FUND, (ii) is being considered by a FUND or EAL or EIML for purchase by the FUND, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

2.   RULE 17J-1

Rule 17j-1(a) of the 1940 Act makes it unlawful for any director, officer or employee of a FUND, EIML or EAL (as well as other affiliated persons of a FUND, EIML or EAL), in connection with the purchase and sale by such person of a "Security held or to be acquired" by that FUND:

(1)  to employ any device, scheme or artifice to defraud the FUND;

(2) to make to the FUND any untrue statement of a material fact or omit to state to the FUND a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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(3)  to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the FUND; or

(4)  to engage in any manipulative practice with respect to the FUND.

3.   GENERAL PRINCIPLES

Conflicts of interest may arise when certain Access Persons trade for their own account. For this reason, all Access Persons and Investment Personnel must, at all times, adhere to the following duties and obligations.

The following principles shall apply to each Access Person, and each FUND, EIML and EAL, as applicable, shall be governed by these principles.

(1) No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth above.

(2) The interests of the FUNDS and their shareholders and investors are paramount and come before the interests of any Access Person.

(3) Personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the FUNDS and their shareholders.

(4) Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of the FUNDS and their shareholders.

4.   SUBSTANTIVE RESTRICTIONS

The following Substantive Restrictions are imposed on personal trading activities:

(1)  Investments in Initial Public Offerings

     There is generally a prohibition on Investment Personnel from participating in Initial Public Offerings. However, an Investment Person may participate in Initial Public Offerings if he or she obtains the prior approval of the Compliance Officer. The Compliance Officer may approve the participation of an Investment Person in the Initial Public Offering if he or she determines that it is clear that, in view of the nature of the security, the nature of the offering, the market for such security, or other factors deemed relevant, such participation by the Investment Person will not create a material conflict with a FUND. A record of any decision to permit investment by an Investment Person in an Initial Public Offering, and the reasons for the decision, shall be kept in accordance with the requirements of Section 8(6), below.

(2)  Investments in Limited Offerings

     Investment Personnel must seek prior approval from the Compliance Officer for investments in Limited Offerings. Such approval shall take into account, among other

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     factors, whether the investment opportunity should be reserved for a FUND and whether the opportunity is being offered to such person because of his or her position with a FUND, EAL or EIML. A record of any decision to permit investment by an Investment Person in a Limited Offering, and the reasons for the decision, shall be kept in accordance with the requirements of Section 8(6), below.

     Any Investment Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in a FUND's consideration of an investment in such issuer. Any decision to acquire such issuer's securities on behalf of a FUND shall be subject to prior review and approval by the Compliance Officer who shall consult with Investment Personnel who have no personal interest in the issuer.

(3)  Pre-Clearance

     Each Access Person shall obtain the prior approval of the Compliance Officer of all personal securities transactions. The Compliance Officer shall approve a transaction if:

     A. the FUNDS have no intention of acquiring the relevant securities at the present time for any of the following reasons:

          (i)  no available uninvested cash; or

          (ii) a FUND's weightings/holdings are such that it would not be prudent or in conformity with current asset allocation or current investment policy to acquire the relevant securities; or

     B. the Compliance Officer determines that it is clear that, in view of the nature of the security and the market for such security, the acquisition of such security by the Access Person will not affect the price to be paid or received by a FUND or the availability of such security for purchase by a FUND, or

     C. the Compliance Officer reasonably forms the view that such transaction should be approved for such other reasons as he or she may determine.

(4)  Blackout Periods

     The price paid or received by a FUND for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

     To that end, no Access Person shall enter an order for the purchase or sale of a security which a FUND is, or is considering, purchasing or selling until the day after the FUND's transactions in that security have been completed unless the Compliance Officer determines that it is clear that, in view of the nature of the security and the market for such security, the order of the Access Person will not affect the price paid or received by the FUND.

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(5)  Short Term Trading Profits

     Investment Personnel cannot profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within seven days of a transaction in that security by a Fund unless the prior approval of the Compliance Officer is first obtained prior to such purchase and sale. The Compliance Officer shall approve such purchase or sale if he determines that it is clear that, in view of the nature of the security and the market for such security, the trade by the FUND in the relevant security will not, or is unlikely to, affect the profit likely to be received by the Investment Person from such purchase and sale, or sale and purchase.

     Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than seven calendar days.

(6)  Gifts

     Investment Personnel cannot receive any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of any FUND.

     The Compliance Officer's approval is required prior to acceptance of any gift or thing of value in excess of US $100.

(7)  No Directorships

     No Investment Personnel shall serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer based on a determination that such board representation would be consistent with the interest of the FUNDS and their shareholders. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest, including conflicts arising from the receipt of material, non-public information.

(8)  Disgorgement

     Any profits derived from securities transactions in violation of paragraphs
     (1), (2), (3), (4) or (5) above, shall be forfeited and paid to the appropriate FUND or FUNDS for the benefit of its or their shareholders.

     Gifts accepted in violation of paragraph (6) shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of any affected FUND and its shareholders.

(9)  Exempted Transactions

     The provisions of Sections 4(3), 4(4) and 4(5) of this CODE shall not apply to purchases or sales of securities that:

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     A    are effected in an account or in a manner over which the indicated
          Access Person has no direct or indirect influence or control;

     B are not authorized investments -- that is, securities that a FUND is not permitted to purchase or sell in accordance with its investment policies and restrictions;

     C are effected pursuant to a systematic dividend reinvestment, cash purchase or withdrawal plan;

     D are effected in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro rata to all holders of a class of its securities; or

     E are direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or shares of open-end registered investment companies.

(10) Exempted Persons

     A The provisions of Sections 4(3) and 4(4) of this CODE shall not apply to any director of a FUND who is not an "interested person" of the FUND (as defined in Section 2(a)(19) of the Investment Company Act of
          1940).

     B The provisions of Sections 4(3), 4(4) and 4(5) of this CODE shall not apply to any officer of a FUND who in connection with his or her regular duties does not obtain information about the purchase or sale of a security of a FUND and whose functions do not relate to the making of such recommendations; except that persons referred to in paragraphs A and B of this Section 4(10) shall not be so exempted with respect to securities transactions where such director or officer knew during the 15 day period immediately preceding or after the date of a transaction in a security by the director or officer, such security is or was purchased or sold by a FUND or a purchase or sale of such security is or was considered by a FUND, EAL or EIML.

5.   ACCESS PERSON REPORTS

To enable each FUND to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this CODE are being observed by its Access Persons, the following reporting requirements apply, except as noted in Section 5(5) below.

(1) Initial Holdings Report. Within 10 days of commencement of employment by EIML, EAL, or a FUND or otherwise assuming the status of "Access Person," and annually thereafter, each Access Person shall disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported includes:

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     A.   title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest when the person became an Access Person;

     B. name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

     C.   the date the report is submitted by the Access Person.

(2) Quarterly Transaction Report. Each Access Person shall report to the Compliance Officer within 10 days of the end of each calendar quarter:

     A. with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

          (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) the price of the Covered Security at which the transaction was effected;

          (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and

          (v)   the date that the report is submitted by the Access Person.

     B. with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

          (i) the name of the broker, dealer or bank with whom the Access Person established the account;

          (ii)  the date the account was established; and

          (iii) the date that the report is submitted by the Access Person.

(3) Annual Holdings Report. Each Access Person shall report annually, within 10 days of the close of each calendar year, the following information, which must be current as of a date no more than 30 days before the report is submitted:

     A. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

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     B.   the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

     C.   the date the report is submitted.

(4) Any report required to be submitted pursuant to this Section 5 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(5)  Exceptions from Reporting Requirements.

     A. A person need not submit reports pursuant to this Section 5 with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control;

     B. A director of a FUND who is not an "interested person" of the FUND (as defined in Section 2(a)(19) of the Investment Company Act of 1940), and who would be required to make a report solely by reason of being a director of a FUND, need not make:

          (i)  an Initial Holdings Report or an Annual Holdings Report;

          (ii) a Quarterly Transaction Report unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director of a FUND, should have known that, during the 15-day period immediately preceding or after the director's transaction in a Covered Security, the Fund purchased or sold such Covered Security or the Fund or EAL or EIML considered purchasing or selling the Covered Security.

(7) Any report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

(8) Reports under this CODE shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the Federal and State securities laws and other laws.

6.   COMPLIANCE PROCEDURES

(1) Notification to Access Persons: The Compliance officer shall notify each Access Person that he or she is subject to this reporting requirement, of his or her classification as "Access Person", "Advisory Person" and/or "Investment Personnel" under this CODE, and shall deliver a copy of this CODE to each Access Person.

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     The Compliance Officer shall annually obtain written assurances from each
     Access Person that he or she is aware of his or her classification and obligations under this CODE and has complied with the CODE and with its reporting requirements.

(2) Monitoring of Access Persons: The Compliance Officer shall cause a system of monitoring personal investment activity by Access Persons to be designed that would identify abusive or inappropriate trading patterns or other practices of Access Persons.

     The Compliance Officer shall report on such system to the Board of Directors of the FUNDS at the next Board meeting following its design and thereafter in connection with the annual review of this CODE.

7.   REPORT TO THE BOARD

The Compliance Officer shall report to the Board of Directors of each FUND at each meeting regarding the following matters not previously reported:

(1) significant issues arising under the Code, including material violations of the Code, violations that, in the aggregate, are material, and any sanctions imposed.

(2) with respect to any transaction not required to be reported to the Board of Directors by the operation of Section 7(1) that the Compliance Officer believes nonetheless may evidence violation of this policy.

(3) the results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in Section 6(2).

The Board of Directors shall consider reports made to it hereunder and upon discovering that a violation of this CODE has occurred, the Board of Directors may impose such sanctions, in addition to any forfeiture imposed pursuant to
Section 4(8) hereof, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

The Compliance Officer shall report to the Board of Directors on an annual basis concerning existing personal investing procedures, violations during the prior year and any recommended changes in existing restrictions or procedures.

The Board of Directors shall review the CODE and the operation of these policies at least once a year.

8.   RECORD-KEEPING

EIML, EAL and the FUNDs shall maintain the following records at their principal offices:

(1) this CODE and any related procedures, and any CODE that has been in effect during the past five years shall be maintained in an easily accessible place;

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(2)  a record of any violation of the CODE and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(3) a copy of each report under this CODE by (or duplicate brokers' advice for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

(4) a record of all persons, currently or within the past five years, who are or were required to make or to review reports, to be maintained in an easily accessible place;

(5) a copy of each report by the Compliance Officer to the Board of Directors, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6) a record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

9.   APPROVAL REQUIREMENTS

This CODE of EIML, EAL, and the FUNDS and any material changes to the CODE must be approved, as relevant, by each FUND's Board of Directors. Each such approval must be based on a determination that the CODE contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving a CODE of EIML, EAL, or the FUNDS or any amendment thereto, the Board of Directors of the FUNDS must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its CODE. Before initially retaining any investment adviser, sub-adviser or principal underwriter for a FUND, the FUND's Board of Directors must approve the CODE of the relevant entity (unless the entity is not required by Rule 17j-1 to adopt a Code of Ethics), and must approve any material change to that CODE within six months after the adoption of the change.

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                                    SCHEDULE

                             OTHER FUNDS MANAGED BY
                   EOUITILINK INTERNATIONAL MANAGEMENT LIMITED

The First Asia Income Fund ("FAIF")

                  FUNDS MANAGED BY EOUITILINK AUSTRALIA LIMITED

Wholesale Trusts

EquitiLink Diversified Fund
EquitiLink Balanced (PST) Fund
EquitiLink Australian Equity Fund
EquitiLink Australian Industrials Fund
EquitiLink Australian Resources Fund
EquitiLink Equity Income Fund
EquitiLink SafeLink (Wholesale) Fund
EquitiLink International Equity Fund
EquitiLink Global Resources Fund
EquitiLink Australian Bond Fund
EquitiLink Asian Income Fund

Investment Companies

MaxiLink Limited
eLink Limited
First Australia Prime Income Investment Company Limited

Australian Wholesale Funds - Pooled

Australian Public Superannuation Fund
EquitiLink Retirement Fund

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